EXHIBIT 99.8

CONSENT OF TRUSTEE

The undersigned hereby consents, in accordance with Rule 438 under the Securities Act of 1933, as amended, to be named as a prospective trustee of PennyMac Mortgage Investment Trust in the registration statement on Form S-11, and any amendments thereto, to be filed by PennyMac Mortgage Investment Trust.

By:	/s/ Frank P. Willey
Frank P. Willey

July 13, 2009